Exhibit 5.1

December 29, 2003

Board of Directors
Royal Gold, Inc.
1660 Wynkoop Street, Suite 100
Denver, CO 80202

Ladies and Gentlemen:

     We are acting as counsel to Royal Gold, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission on December 29, 2003 relating to the registration of 15,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), which shares of Common Stock may be offered and sold by the Company from time to time as set forth in the prospectus that forms a part of the Registration Statement (the “Shelf Prospectus”), and as set forth in one or more supplements to the Shelf Prospectus (each, a “Prospectus Supplement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.

     For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	The Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on December 19, 2003 and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect (the “Certificate of Incorporation”).

3.	The Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect (the “Bylaws”).

4.	Resolutions of the Board of Directors of the Company adopted on December 23, 2003, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect,

December 29, 2003

relating to the issuance and sale of the Securities and arrangements in connection therewith.

     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

     For purposes of this opinion letter, we have assumed that:

(i)	the issuance of the Common Stock to be offered from time to time will be duly authorized by proper action of the Board of Directors of the Company, consistent with the procedures and terms described in the Registration Statement (each, a “Board Action”) and in accordance with the Certificate of Incorporation, the Bylaws and applicable Delaware law, in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Company;

(ii)	the Registration Statement, or any post-effective amendment thereto, will have been declared effective under the Securities Act of 1933, as amended, and no stop order suspending its effectiveness will have been issued and remain in effect;

(iii)	the Securities will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable agreement or plan of merger or consolidation or other acquisition agreement and as contemplated by the Registration Statement and/or the applicable Prospectus Supplement; and

(iv)	the Company will remain a Delaware corporation.

     This opinion letter is based as to matters of law solely on applicable provisions of the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the

December 29, 2003

statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

     Based upon, subject to and limited by the foregoing, we are of the opinion that:

     (a)  following (i) final Board Action authorizing an issuance of Common Stock, (ii) due execution and delivery of an applicable agreement or plan of merger or consolidation or other acquisition agreement, (iiii) effectiveness of any such merger or consolidation, and (iv) issuance and delivery of certificates for the Common Stock against payment therefor in accordance with the terms of the applicable Board Action and any applicable agreement or plan of merger or consolidation or other acquisition agreement pursuant to which the Common Stock would be issued, the Common Stock will be validly issued, fully paid, and nonassessable.

     This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson L.L.P.

HOGAN & HARTSON L.L.P.